EXHIBIT 99.1

Bowlero Corp. Announces “Redemption Fair Market Value”
in Connection with Previously Announced Warrant Redemption

RICHMOND, VA, (April 27, 2022) (GLOBE NEWSWIRE) - Bowlero Corp. (NYSE:BOWL) (“Bowlero”) today announced the “Redemption Fair Market Value” in connection with its upcoming redemption of all outstanding warrants to purchase shares of Bowlero’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated March 2, 2021 (the “Warrant Agreement”), by and between the Bowlero and Continental Stock Transfer & Trust Company (the “Warrant Agent”).

Bowlero previously announced it will redeem all of its publicly traded and privately held warrants that remain unexercised at 5:00 p.m. New York City time on May 16, 2022 (the “Redemption Date”), for a redemption price of $0.10 per warrant. The “Redemption Fair Market Value” is used to determine the number of shares of stock that will be issued to warrant holders who elect to exercise their warrants on a “cashless” basis before the Redemption Date, subject to the terms of Bowlero’s previously issued Notice of Redemption.

Bowlero has directed the Warrant Agent to deliver a Notice of Redemption Fair Market Value to registered holders of outstanding warrants, informing them that:

a.	the Redemption Fair Market Value (as defined in the Warrant Agreement) is $12.0985; and

b.	as a result, holders who exercise their warrants on a “cashless” basis before 5:00 p.m. New York City time on the Redemption Date will be entitled to receive 0.2936 shares of Common Stock per warrant exercised.

Exercise Procedures and Deadline for Warrant Exercise

Warrant holders may continue to exercise their warrants to purchase shares of Common Stock until immediately before 5:00 p.m. New York City time on the Redemption Date. Payment upon exercise of the warrants may be made either (i) in cash, at an exercise price of $11.50 per share of Common Stock or (ii) on a “cashless” basis in which the exercising holder will receive 0.2936 shares of Common Stock per warrant exercised. If a holder of warrants would be entitled to receive a fractional share of Common Stock as a result of warrants exercised at one time, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Holders wishing to exercise their warrants should follow the procedures described in the Notice of Redemption and the Election to Exercise form included with the notice. Holders of warrants held in “street name” should immediately contact their brokers to determine exercise procedures. Since the act of exercising is voluntary, holders must instruct their brokers to submit the warrants for exercise.

Termination of Warrant Rights

Any outstanding Bowlero warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, except to receive the Redemption Price or as otherwise described in the Notice of Redemption.

Prospectus

Prospectuses covering the shares of Common Stock issuable upon the exercise of the warrants are included in a registration statement on Form S-4 (Registration No. 333-258080) filed with Bowlero with, and declared effective by, the Securities and Exchange Commission (the “SEC”) and a registration statement on Form S-1 (Registration No. 333-262179) filed by Bowlero with, and declared effective by, the SEC. The SEC maintains an Internet website that contains a copy of each prospectus. The address of that site is www.sec.gov. Alternatively, you can obtain a copy of each prospectus from the Company’s investor relations website at https://ir.Bowlero.com.

Additional Information and Answers to Questions

Questions concerning redemption or exercise of the warrants may be directed to the Warrant Agent, Continental Stock Transfer & Trust Company, at 1 State Street, Floor 30, New York, NY 10004, Attention: Reorganization Department, or by calling (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any Bowlero securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Bowlero

Bowlero Corp. is the worldwide leader in bowling entertainment, media, and events. With more than 300 bowling centers across North America, Bowlero Corp. serves more than 26 million guests each year through a family of brands that includes Bowlero, Bowlmor Lanes, and AMF. In 2019, Bowlero Corp. acquired the Professional Bowlers Association, the major league of bowling, which boasts thousands of members and millions of fans across the globe. For more information on Bowlero Corp., please visit BowleroCorp.com.

2

Contacts:

For Media:
ICR, Inc.
Tom Vogel
Tom.Vogel@icrinc.com

For Investors:
ICR, Inc.
Ashley DeSimone
Ashley.desimone@icrinc.com

Ryan Lawrence
Ryan.Lawrence@icrinc.com

3